Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for its Second Quarter of Fiscal Year 2006

Financial results reported in line with updated guidance provided on January 5, 2006

AUSTIN, TEXAS – January 24, 2006 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in data infrastructure software, today announced financial results for the second quarter ending December 31, 2005. Revenue and earnings reported for the second quarter are in line with updated guidance previously provided for the quarter. The December quarter marks the company’s twentieth consecutive quarter of profitability.

Pervasive also announced today in a separate release that John Farr has been named president and chief executive officer and a director of the company’s board, effective January 23. Farr succeeds David Sikora, who has decided to leave the company.

“Pervasive is a company rich with assets – a leveragable channel with global reach, a solid balance sheet, a strong profit culture and an outstanding employee force which is highly focused on our customers’ success,” Farr said. “I am confident that, with continued hard work and focus, we will continue to add to our string of 20 consecutive profitable quarters.”

Revenue was $11.3 million for the second quarter of fiscal year 2006, compared to $11.6 million for the second quarter of last fiscal year. Net income was $0.5 million, or $0.02 diluted earnings per share, for the quarter, compared to net income of $0.5 million, or $0.02 diluted earnings per share, for the second quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $1.7 million, or $0.07 diluted earnings per share, in the second quarter of fiscal year 2006, compared to pro forma net income of $0.9 million, or $0.04 diluted earnings per share, in the second quarter of last fiscal year.

Pervasive continued to generate positive cash flow from operations with $2.5 million in the second quarter of fiscal 2006, ending the quarter with $41.4 million in cash and marketable securities and no debt, representing approximately $1.85 per issued and outstanding share.

Pervasive acquired 151,600 shares of Pervasive common stock on the open market at a total cost of approximately $611,000, or approximately $4.03 per share, during the quarter ended December 31, 2005. The Company now has approximately $2.5 million authorized repurchase funds remaining under its $5.0 million stock repurchase program announced in July 2003.

Business Outlook

For the third fiscal quarter ending March 31, 2006, Pervasive expects revenue to be in the range of $11.2 million to $12.2 million and GAAP-basis diluted earnings per share of $0.00 to $0.03. GAAP-basis profitability is expected to include amortization of purchased intangibles, stock-based compensation expense and restructuring charges, together representing approximately $0.07 per share in the third quarter of fiscal year 2006, resulting in pro forma diluted earnings per share, before amortization of purchased intangibles, stock-based compensation expense and restructuring, of approximately $0.07 to $0.10, compared to pro forma diluted earnings per share of $0.06 for the third quarter of fiscal year 2005.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the amortization of purchased intangibles and stock-based compensation expense and non-recurring restructuring charges. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 800-895-3606 or 785-424-1065. The conference ID is “PVSW”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the website before the call for login information. A replay will be available from approximately 6:00 P.M Eastern Tuesday, January 24, to midnight, Tuesday, January 31, by dialing 800-934-3941 or 402-220-1157, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the third quarter ending March 31, 2006, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended June 30, 2005, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31		Six months ended December 31
	2005	2004	2005	2004
Revenues:
Product licenses	$8,287	$8,856	$17,143	$17,839
Services and other	2,989	2,736	5,823	5,537

Total revenue	11,276	11,592	22,966	23,376

Costs and expenses:
Cost of product licenses	615	576	1,188	1,088
Cost of services and other	1,324	1,115	2,775	2,507
Sales and marketing	4,911	5,475	9,952	10,873
Research and development	2,509	2,799	5,386	5,440
General and administrative	1,692	1,126	3,317	2,217

Total costs and expenses	11,051	11,091	22,618	22,125

Operating income	225	501	348	1,251

Interest and other income, net	324	108	583	192
Income tax provision	(50)	(62)	(100)	(108)

Net income	$499	$547	$831	$1,335

Diluted earnings per share	$0.02	$0.02	$0.04	$0.06

Shares used in computing diluted earnings per share	22,536	23,045	22,555	23,377

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three and six months ended December 31, 2005 and December 31, 2004 on subsequent pages of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31, 2005			Three months ended December 31, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$8,287	$—	$8,287	$8,856	$—	$8,856
Services and other	2,989	—	2,989	2,736	—	2,736

Total revenue	11,276	—	11,276	11,592	—	11,592

Costs and expenses:
Cost of product licenses	615	(317)	298	576	(317)	259
Cost of services and other	1,324	(33)	1,291	1,115	—	1,115
Sales and marketing	4,911	(270)	4,641	5,475	—	5,475
Research and development	2,509	(160)	2,349	2,799	—	2,799
General and administrative	1,692	(418)	1,274	1,126	—	1,126

Total costs and expenses	11,051	(1,198)	9,853	11,091	(317)	10,774

Operating income	225	1,198	1,423	501	317	818

Interest and other income, net	324	—	324	108	—	108
Income tax provision	(50)	—	(50)	(62)	—	(62)

Net income	$499	$1,198	$1,697	$547	$317	$864

Diluted earnings per share	$0.02		$0.07	$0.02		$0.04

Shares used in computing diluted earnings per share	22,536		23,142	23,045		23,045

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of $0.3 million of purchased intangibles amortization in the quarters ending December 31, 2005 and 2004 related to the Data Junction acquisition and $0.9 million of stock based compensation expense for the quarter ending December 31, 2005 in accordance with Statement of Financial Accounting Standards No. 123R.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Six months ended December 31, 2005			Six months ended December 31, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$17,143	$—	$17,143	$17,839	$—	$17,839
Services and other	5,823	—	5,823	5,537	—	5,537

Total revenue	22,966	—	22,966	23,376	—	23,376

Costs and expenses:
Cost of product licenses	1,188	(634)	554	1,088	(634)	454
Cost of services and other	2,775	(62)	2,713	2,507	—	2,507
Sales and marketing	9,952	(544)	9,408	10,873	—	10,873
Research and development	5,386	(322)	5,064	5,440	—	5,440
General and administrative	3,317	(823)	2,494	2,217	—	2,217

Total costs and expenses	22,618	(2,385)	20,233	22,125	(634)	21,491

Operating income	348	2,385	2,733	1,251	634	1,885

Interest and other income, net	583	—	583	192	—	192
Income tax provision	(100)	—	(100)	(108)	—	(108)

Net income	$831	$2,385	$3,216	$1,335	$634	$1,969

Diluted earnings per share	$0.04		$0.14	$0.06		$0.08

Shares used in computing diluted earnings per share	22,555		23,209	23,377		23,377

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of $0.6 million of purchased intangibles amortization in the quarters ending December 31, 2005 and 2004 related to the Data Junction acquisition and $1.8 million of stock based compensation expense for the six months ending December 31, 2005 in accordance with Statement of Financial Accounting Standards No. 123R.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2005	June 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$41,438	$37,391
Trade accounts receivable, net	6,710	7,398
Prepaid expenses and other current assets	1,556	1,572

Total current assets	49,704	46,361

Property and equipment, net	2,192	2,422

Purchased technology, net	5,334	6,079
Goodwill	38,953	38,953
Other assets	312	390

Total assets	$96,495	$94,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,306	$5,781
Deferred revenue	5,405	5,681

Total current liabilities	11,711	11,462

Stockholders’ equity	84,784	82,743

Total liabilities and stockholders’ equity	$96,495	$94,205